Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Renegy Holdings, Inc. 2007 Equity Incentive Plan and the Catalytica Energy Systems, Inc. 1995 Stock Plan, of our report dated March 14, 2007 with respect to the consolidated financial statements of Catalytica Energy Systems, Inc. and our report dated June 27, 2007 with respect to the combined financial statements of Snowflake White Mountain Power LLC; Renegy LLC; and Renegy Trucking LLC included in the Company’s prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on September 7, 2007.

/s/ Ernst & Young LLP

September 28, 2007
Phoenix, AZ